Exhibit 99.1

Editorial Contacts:
Nate Melihercik, Head of Global Investor Relations - ir@logitech.com
Nicole Kenyon, Head of Global Corporate and Internal Communications - nkenyon@logitech.com (USA)
Ben Starkie, Corporate Communications - +41 (0) 79-292-3499,bstarkie1@logitech.com (Europe)

Logitech Announces CEO Departure

Board Member Guy Gecht Appointed Interim CEO; Bracken Darrell to Depart Logitech

LAUSANNE, Switzerland and NEWARK, Calif., June 13, 2023 — SIX Swiss Exchange Ad hoc announcement pursuant to Art. 53 LR — Logitech International (SIX: LOGN) (Nasdaq: LOGI) announced today that Bracken Darrell, president and chief executive officer (CEO), will be departing the Company to pursue another opportunity. Darrell’s resignation as president, CEO, and as a member of Logitech’s board of directors is effective today, but he will remain with the company over the coming month to ensure a seamless transition. In line with the board's established succession planning process, board member Guy Gecht will step into the role of interim CEO while a global search of internal and external candidates is conducted.

“As an experienced CEO, and member of Logitech’s board since 2019, Guy has a deep understanding of Logitech and its strategy, and is well-placed as interim CEO to oversee the continued execution of the company’s strategy,” said Wendy Becker, Logitech’s chairperson of the board. “We thank Bracken for his leadership during an exciting era of transformation at Logitech. Over his ten years as CEO, Bracken oversaw a period of consistent growth and helped to transform Logitech into an award-winning design company known for its unparalleled product innovation. We wish him well in the future and look forward to identifying his successor.”

“Logitech is in an exciting position, with many opportunities ahead,” said Guy Gecht. “The company is a leader in growth markets, its product innovation engine is an industry hallmark, all underpinned by a strong financial foundation and a world-class leadership team. I look forward to working with this team to continue executing on the company’s strategy.”

“After nearly a decade of consistent growth and building market leadership across multiple categories, I feel this is a good point to hand over leadership,” said Bracken Darrell. “I want to thank all the amazing people across Logitech for their work through the years. I will work with Guy and the board to ensure a smooth transition and I will continue to be a customer, shareholder, and enduring fan of Logitech and its products.”

About Guy Gecht

Guy Gecht has been a non-executive member of Logitech’s board of directors since September 2019. Until taking on the role of interim CEO, he served on Logitech’s Audit Committee and as the chair of the Company’s Technology and Innovation Committee.

Guy Gecht is the former founder and co-chief executive officer of E.Merge Technology Acquisition Corp. Prior to co-founding E.Merge in June 2020, Gecht was the chief executive officer of Electronics for Imaging, Inc. (EFI), a then publicly-traded company specializing in digital printing technology, a position that he held from 2000 to 2018. He currently serves on the board of directors of Check Point Software Technology Ltd. To learn more about Guy Gecht, his biography is available on the Logitech website.

About Logitech

Logitech helps all people pursue their passions and is committed to doing so in a way that is good for people and the planet. We design hardware and software solutions that help businesses thrive and bring people together when working, creating, gaming and streaming. Brands of Logitech include Logitech, Logitech G, ASTRO Gaming, Streamlabs, Blue Microphones and Ultimate Ears. Founded in 1981, and headquartered in Lausanne, Switzerland, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI). Find Logitech at www.logitech.com, the company blog or @logitech.

# # #

Logitech and other Logitech marks are trademarks or registered trademarks of Logitech Europe S.A. and/or its affiliates in the U.S. and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s website at www.logitech.com.
(LOGIIR)